SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2010

PACIFIC ALLIANCE CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	000-51777	87-0445849
(State or other jurisdiction	(Commission File Number)	(IRS Employer ID No.)
of incorporation)

986 West 2nd Street, Building 12-A, Bay 6,  Ogden, UT 84404

 (Address of principal executive office)

Registrant's telephone number, including area code: 801-621-5200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01.  Completion of Acquisition or Disposition of Assets

Effective January 1, 2010, the Company completed the acquisition of all issued and outstanding common stocks of Star Leasing, Inc. (“Star Leasing”) pursuant to an Agreement and Plan of Merger that was dated October 1, 2009. The purchase price for this acquisition was 15,000,000 shares of the Company’s common stock, approximately valued at $0.30 per share, which is the average price of the Company’s common stock over the five trading days immediately preceding and two trading days immediately following October 1, 2009. The final condition necessary to complete the transaction was met on June 15, 2010, by the delivery of the Star Leasing audited financial statements for the year ended December 31, 2009, attached hereto as an exhibit. The Agreement and Plan of Merger is attached hereto as an exhibit. Mr. Randall Menscer, the president and sole shareholder of Star Leasing prior to the acquisition is a director of the Company.

The Company finalized the purchase as effective on January 1, 2010.  Star Leasing has been operating as our subsidiary since January 1, 2010 and, accordingly, the results of operations of Star Leasing, Inc. have been included in the Company’s consolidated financial statements subsequent to the date of acquisition.  See the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2010, filed on June 21, 2010.

ITEM 3.02. Unregistered Sales of Equity Securities

See Item 2.01 above.

For these issuances, Pacific relied on the exemption from federal registration under Section 4(2) of the Securities Act of 1933.  Pacific relied on this exemption based on the fact that the issuance of shares was pursuant to a private transaction and the persons being issued such shares were either accredited investors or persons who had knowledge and experience in financial and business matters such that each was capable of evaluating the risks of the investment in Pacific.

ITEM 9.01 Financial Statements and Exhibits

No.

Description

10

Agreement and Plan of Merger dated October 1, 2009

99.1

Star Leasing audit opinion

99.2

Star Leasing audited financial statements for the years ended December 31, 2009 and 2008

99.3

Pro forma consolidated financial statements for the year ended December 31, 2009

99.4

Pro forma consolidated financial statements for the year ended December 31, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated:  June 18, 2010

PACIFIC ALLIANCE CORPORATION

By: /S/ Steven Clark

Steven Clark

Chief Executive Officer/President